EXHIBIT 10.41
SIXTH AMENDMENT TO THE
PIONEER NATURAL RESOURCES USA, INC.
401(k) AND MATCHING PLAN
(Amended and Restated Effective as of January 1, 2013)

THIS SIXTH AMENDMENT is made and entered into by Pioneer Natural Resources USA, Inc. (the “Company”):
WITNESSETH:
WHEREAS, the Company maintains the Pioneer Natural Resources USA, Inc. 401(k) and Matching Plan (the “Plan”);
WHEREAS, pursuant to Section 8.3 of the Plan, the Benefit Plan Design Committee (the “Committee”) of the Company maintains the authority to amend the Plan at any time; and
WHEREAS, the Committee desires to amend the Plan to clarify what elements of compensation are eligible for deferral under the Plan.
NOW THEREFORE, the Plan is hereby amended as follows.
1.    Section 1.1(e) is hereby added to the Plan as follows:
(e)    “Basic Compensation” means, for all Participants who are not members of the Orange County Union and the Glass Rock/Millwood Union, the sum of (i) the base salary or wages and any overtime payable by an Employer to an Employee for personal services rendered to the Employer (including sick, vacation, holiday, bereavement, inclement weather and jury duty pay), but excluding any amount payable pursuant to an Employer’s salary continuation program or any back pay, severance, separation pay or settlement pay received pursuant to a release agreement with an Employer, (ii) any contributions made by an Employer on behalf of the Employee to a qualified cash or deferred arrangement (within the meaning of Code Section 401(k)) maintained by such Employer, including any Catch-Up Contributions, Pre-Tax Contributions and Pre-Tax Bonus Contributions made by an Employer to this Plan on behalf of such Employee, (iii) any compensation reduction amounts elected by such Employee for the purchase of benefits pursuant to a cafeteria plan (within the meaning of Code Section 125(d)) maintained by an Employer, (iv) any elective amounts that are not includible in the gross income of an Employee by reason of Code Section 132(f)(4), (v) any military differential wage payments made by the Employer, (vi) any compensation amounts paid due to your participation in Employer-sponsored events or Habitat for Humanity projects, (vii) amounts received due to Employer authorized relocation, and (viii) paid time off received due to a reduction in force; provided, however, that the Basic Compensation of an Employee taken into account under the Plan for any Plan Year shall not exceed $200,000 (as adjusted to take into account any cost-of-living increases authorized pursuant to Code Section 401(a)(17)(B)) and shall not include any bonus amounts paid or any amounts received for personal commuting (though travel time from one work location to another work location is not excluded and will be included in Basic Compensation).

For all Participants who are members of the Orange County Union and the Glass Rock/Millwood Union, “Basic Compensation” means “Compensation” as defined under Section 1.1(k) of the Plan with the following exclusions:

(i)    reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation, and welfare benefits;

(ii)    amounts earned but not paid during the Plan Year solely because of the timing of pay periods and pay dates (the “administrative delay rule”);

(iii)    salary continuation payments paid to a Participant who is permanently and totally disabled (as defined by Code Section 22(e)(3));

(iv)    back pay, severance, separation pay or settlement pay received pursuant to a settlement agreement with an Employer; and

(v)    any bonus amounts paid.

NOW, THEREFORE, be it further provided that except as provided above, the Plan shall continue to read in its current state.

IN WITNESS WHEREOF, the Company has executed this Sixth Amendment this 7th day of December, 2015 to be effective as specified above.

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ Larry N. Paulsen
Larry N. Paulsen, Senior Vice President, Administration and Risk Management